Exhibit 99.1

November 20, 2002

For Immediate Release	Contact: John Jelavich
(530) 674-6025

California Independent Bancorp Adopts Shareholder Rights Plan

YUBA CITY, Calif., November 20, 2002 /PRNewswire/—California Independent Bancorp (NASDAQ: CIBN—News) today announced that its Board of Directors has adopted a Shareholder Rights Plan after careful consideration of its long term business strategy.  Under the Rights Plan, Rights will be distributed as a dividend at the rate of one Right for each share of CIBN Common Stock held by shareholders of record as of the close of business on December 2, 2002.  Upon the happening of certain triggering events, each Right will entitle the holder of the Right, except a person or group who has acquired 15 percent or more of CIBN Common Stock, to acquire additional shares of CIBN Common Stock having a market value at the time of exercise equal to $160 for a purchase price of $80.  For example, if CIBN shares of Common Stock are trading at $20 per share, then each holder of a Right, if and when they become exercisable, would be entitled to purchase eight shares of CIBN Common Stock at a purchase price of $10 per share, or a 50% discount to the market price for a share of CIBN Common Stock.  Under certain other conditions, the Rights may entitle the holder to purchase the same value of securities in a company who has acquired control of the Company after the Rights have become exercisable.

Shareholder Rights Plans are commonly used to deter abusive takeover tactics by hostile bidders offering inadequate consideration for a controlling block of voting shares or two tiered structures where cash premiums are paid to some, but not all, of a company’s shareholders.  Shareholder Rights Plans, like the plan adopted by the Company’s Board of Directors, is designed to encourage all persons and groups interested in acquiring the Company to engage in negotiations directly with the Company’s Board of Directors where each offer may be considered in light of the Company’s long term business and corporate plans consistent with the Board of Directors fiduciary duties to the Company and its shareholders.  By encouraging direct negotiations with the Company’s Board of Directors, inadequate offers and other abusive tactics aimed at the Company’s shareholders are more likely to be avoided.

The Rights will be distributed as a non-taxable dividend on all shares of CIBN Common Stock held as of the record date and will expire ten years from the date of adoption of the Rights Plan. The Rights will be exercisable only if, and only after ten days from when, a person or group acquires 15 percent or more of CIBN’s Common Stock without direct negotiation with the Company’s Board of Directors who must amend the plan to permit any person or group to acquire 15 percent or more of CIBN’s Common Stock.

The Rights will trade with CIBN’s Common Stock and will not be exercisable unless and until ten days after a person or group acquires 15 percent or more of CIBN’s Common Stock.  The Company’s Board of Directors may terminate the Rights Plan and the Rights prior to that time without the consent of, or compensation to, the holders of the Rights.  Additional details regarding the Rights Plan will be outlined in a written summary to be mailed to all shareholders following the record date, and a copy of the Rights Plan will be filed shortly with the Securities and Exchange Commission.

California Independent Bancorp, through its subsidiary Feather River State Bank, engages in a broad range of financial service activities.  Its primary market is in the Sacramento Valley, with nine branches in Yuba City, Arbuckle, Colusa, Marysville, Wheatland, Woodland, Lincoln, and Roseville, California serving Sutter, Yuba, Colusa, Yolo, and Placer counties.